[TYPE]

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


   Date of Report (Date of earliest event reported):  August 16, 1996

                           REGENT TECHNOLOGIES, INC.
            (Exact name of Registrant as specified in its charter)


 Colorado                              0-9519                    84-0807913
(State or other jurisdiction        (Commission File          (IRS Employer
incorporation or organization)          Number)             Identification)


8080 North Central, Suite 400, Dallas, Texas                       75206
(Address of principal executive offices)                         (zip code)

Item 2.

(a) On August 16, 1996, the Board of Directors of the Registrant approved an agreement in principle authorizing the Company to license the technologies necessary to offer dialup access to the Internet. On August
20, 1996, the Company completed the execution of Contract and License Agreements whereby the Company has licensed the worldwide right of first refusal to utilize the technology, digital equipment and software of National Knowledge Networks, Inc. for Internet access through an exclusive sublicense agreement from NKN Technologies, Inc. The Contract calls for the Company to grant to NKN Technologies, Inc. 2,500,000 shares of the common stock of the Company of which 600,000 shares will be registered and 1,900,000 shares will be restricted shares. To accomplish the grant of the registered stock, the Board approved the exchange of restricted shares of the Company for registered shares on the basis of three restricted shares for one registered share.

     The License Agreement will give the Company access to digital telecommunications equipment which is superior in quality to those available from the traditional Internet Service Providers. The License includes technical support resources for an initial period of time.
The Company will provide ISP services under the name TEL1.net. The Company plans to offer website development services to its customers, both for personal and commercial usage. The License Agreement has a primary term of five years.

(b) On August 16, 1996, the Board of Directors of the Company approved the divestment of 81% of the Company's wholly owned subsidiary, SSB Environmental, Inc.("SSB") in a sale to the management of SSB for $10,000 cash and 500,000 shares of common stock of the Registrant. The final terms of the divestment contract, including the effective date, have not been determined.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   REGENT TECHNOLOGIES, INC.



                                   David A. Nelson, President

Date:  August 21, 1996